Exhibit 99.1

Niska Gas Storage Partners LLC Announces Second Quarter Results and Provides Update on Operations and Guidance

Announces No Change to Common Unit Distribution and Suspension of Subordinated Unit Distributions

HOUSTON, TEXAS - November 3, 2011 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska”) reported today financial results for its fiscal quarter ended September 30, 2011. The Company also provided revised guidance for the remainder of the fiscal year ending March 31, 2012.  Consistent with this revised guidance, Niska announced a distribution of $0.35 per common unit and a suspension of the distribution on its subordinated units. The Company does not expect to change the distribution on Niska’s common units.  The Company also announced other steps to better position itself for current market conditions, while maintaining the opportunity to capitalize on a future recovery in the natural gas storage market.

Financial Results

Adjusted EBITDA for the second quarter of fiscal 2012 was $30.2 million, compared to $39.2 million for the second quarter of fiscal 2011. Adjusted EBITDA for the six months ended September 30, 2011 was $68.8 million compared to $74.5 million for the same period last year.  Cash Available for Distribution was $11.2 million for the second quarter of fiscal 2012 and $31.9 million for the first half of fiscal year 2012, compared to $20.1 million and $37.4 million respectively, for the same periods last year.  Net earnings for the quarter and six months ended September 30, 2011 were $27.6 million and $32.2 million, compared to $31.4 and $32.0 million respectively, for the same periods last year.

Operations and Outlook

Simon Dupéré, Interim Chief Executive Officer, said: “We continue to successfully execute our operating plan.  During the latest quarter, we placed in service an additional two billion cubic feet (“Bcf”) of storage at our AECO Hub(TM) and were able to inject an incremental 15 Bcf at our Wild Goose facility. We expect this additional 15 Bcf of storage to become available to customers in April 2012 and that total expansion capital expenditures will be approximately $65 - $75 million for fiscal 2012.”

“Despite strong operations and the successful execution of our expansion projects, we anticipate weaker financial results for the full fiscal year ending March 31, 2012, due to continued deterioration in market conditions.  While softer market conditions had a small unfavorable effect on our second quarter results, we expect continued low seasonal storage spreads, combined with reduced volatility, to have a more pronounced negative impact on our financial results through the third and fourth quarters.  Extreme heat across most of the consuming United States combined with the continued refilling of natural gas storage inventories after a colder winter strengthened near-term demand for natural gas. At the same time, actual and anticipated increases in natural gas production dampened winter prices along with natural gas price volatility.  Accordingly, we have revised our estimates of Adjusted EBITDA for fiscal year 2012 downward to $120 - $130 million, Cash Available for Distribution of $46 - $56 million and net income of $3 — 13 million, compared to our August 2011 estimates of Adjusted EBITDA of $145 million, Cash Available for Distribution of $70 million and net income of $27 million.”

During the quarter, Niska pursued a number of opportunities to further improve its financial flexibility and return on equity.  As a result of management’s revised outlook for the remainder of the fiscal year, Niska determined that as much as $200 million currently invested in hedged proprietary inventories as part of Niska’s optimization activities will be sold to provide additional storage capacity for third-party contracts.  The additional liquidity will provide proceeds for Niska to invest in higher return opportunities.  Separately, the Company repurchased approximately $30.7 million principal amount of its 8.875% Senior Notes due 2018 (the “Senior Notes”), using $11 million of proceeds reinvested by Carlyle/Riverstone Global Energy and Power Fund III, L.P. and Carlyle/Riverstone Global Energy and Power Fund II, L.P. and affiliated entities (together, the “Carlyle/Riverstone Funds”) from their August 2011 distributions, along with Niska’s cash on hand.

Mr. Dupéré continued, “Given the outlook for continued weak market conditions, we are taking the steps described above to better position the company for the future and to provide increased returns for our unitholders. Looking forward, we continue to be confident in the long-term fundamentals of natural gas storage.  Growing natural gas demand combined with potentially increased volatility driven by various factors such as coal-to-gas fuel switching in power generation, announced coal-fired power plant retirements and LNG export projects along with alternative energy initiatives will increase the need for natural gas storage.  The strategic location of our assets, enhanced liquidity and the continued strong support of our sponsor will allow us to capitalize on the eventual strengthening of the gas storage market.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit. The distribution will be payable on Thursday, November 17, 2011 to common unitholders of record at the close of business on Monday, November 14, 2011. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska`s operating agreement.  The distribution rate is unchanged from the preceding quarter.  In light of the Company’s reduced earnings outlook, Niska’s board of directors, including the representatives of the Carlyle/Riverstone Funds, has determined that it is prudent to suspend payment of distributions on Niska’s subordinated units, all of which are owned by the Carlyle/Riverstone Funds.  Based on the revised outlook discussed above, Niska expects to generate Cash Available for Distribution of approximately 0.9 to 1.1 times its annual common unit distribution.

Earnings Call

Niska will host a conference call with members of its executive management on Thursday, November 3, 2011, at 10:00 a.m. Eastern Time. Interested parties may access the call via Niska’s website at www.niskapartners.com. A webcast is also available on the Thomson Reuters Street Events network at www.earnings.com.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

North America:	1-866-383-8008
International:	1-617-597-5341
Access Code:	50142247

A telephonic replay can be accessed until midnight, November 10, 2011 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	75206379

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub(TM) in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 206.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and net income, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release. Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, unrealized inventory impairment write-downs, gains and losses on asset dispositions, asset impairments and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs and the effects of unrealized gains or losses on interest rate swaps), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran or Vance Powers
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUES
Long-term contract	$29,495	$28,394	$59,075	$58,018
Short-term contract	5,739	9,547	11,305	17,776
Optimization, net	40,425	39,895	51,044	43,686
Total revenue	75,659	77,836	121,424	119,480

EXPENSES (INCOME)
Operating	14,351	10,115	25,179	21,271
General and administrative	7,324	7,754	14,467	15,272
Depreciation and amortization	10,807	13,244	20,807	23,340
Interest	19,370	19,412	38,022	38,167
Loss on extinguishment of debt	883	—	883	—
Foreign exchange losses (gains)	389	(96)	382	29
Other income	(22)	(12)	(40)	(24)
	53,102	50,417	99,700	98,055

EARNINGS BEFORE INCOME TAXES	22,557	27,419	21,724	21,425

Income tax benefit	(5,032)	(4,018)	(10,492)	(10,547)

NET EARNINGS AND COMPREHENSIVE INCOME	$27,589	$31,437	$32,216	$31,972
Less:
Net earnings prior to initial public offering on May 17, 2010	—	—	—	36,234
Net earnings (loss) subsequent to initial public offering on May 17, 2010	$27,589	$31,437	$32,216	$(4,262)

Net earnings (loss) subsequent to initial public offering allocated to:
Managing member	$545	$1,105	$636	$392
Common unitholders	$13,681	$15,166	$15,949	$(2,327)
Subordinated unitholder	$13,363	$15,166	$15,631	$(2,327)

Earnings (loss) per unit allocated to common unitholders — basic and diluted	$0.40	$0.45	$0.47	$(0.07)

Earnings (loss) per unit allocated to subordinated unitholders — basic and diluted	$0.40	$0.45	$0.47	$0.07)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available for Distribution:

Net earnings	$27,589	$31,437	$32,216	$31,972
Add (deduct):
Interest expense	19,370	19,412	38,022	38,167
Income tax benefit	(5,032)	(4,018)	(10,492)	(10,547)
Depreciation and amortization	10,807	13,244	20,807	23,340
Unrealized risk management gains	(23,792)	(20,721)	(12,972)	(8,450)
Loss on extinguishment of debt	883	—	883	—
Foreign exchange losses (gains)	389	(96)	382	29
Other income	(22)	(12)	(40)	(24)
Adjusted EBITDA	$30,192	$39,246	$68,806	$74,487
Less:
Cash interest expense, net	18,350	18,303	35,976	36,095
Income taxes paid	469	222	755	287
Maintenance capital expenditures	159	622	162	724
Other income	(22)	(12)	(40)	(24)
Cash available for distribution	$11,236	$20,111	$31,953	$37,405

Revenue:
Long-term contract	$29,495	$28,394	$59,075	$58,018
Short-term contract	5,739	9,547	11,305	17,776
Proprietary optimization:
Realized optimization	16,633	19,174	38,072	35,236
Unrealized risk management losses	23,792	20,721	12,972	8,450
Total	$75,659	$77,836	$121,424	$119,480

Total realized revenues	$51,867	$57,115	$108,452	$111,030

Capital expenditures:
Maintenance	$159	$622	$162	$724
Expansion and cost reduction	16,767	4,574	27,686	14,435
Total	$16,926	$5,196	$27,848	$15,159

Operating data:
Effective working gas capacity (Bcf)	206.5	204.5	206.5	204.5

	September 30,	March 31,
Selected Balance Sheet data	2011	2011
	(unaudited)

Cash and cash equivalents	$26,679	$117,742
Borrowings under revolving credit facility	$89,000	$—
Total debt excluding revolving credit facility	$769,340	$800,000
Members’ equity	$908,747	$916,973

NISKA GAS STORAGE PARTNERS LLC

ESTIMATED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars)

(unaudited)

	Estimated for the
	Fiscal Year Ended
	March 31, 2012
	Low Estimate	High Estimate

Reconciliation of Estimated Net Earnings to Adjusted EBITDA and Cash Available for Distribution:

Net earnings	$2,671	$12,671
Add (deduct):
Interest expense	75,680	75,680
Income tax benefit	(9,000)	(9,000)
Depreciation and amortization	39,877	39,877
Unrealized risk management losses	10,820	10,820
Other income	(25)	(25)
Adjusted EBITDA	120,023	130,023
Less:
Cash interest expense, net	72,180	72,180
Income taxes paid	300	300
Maintenance capital expenditures	1,700	1,700
Other income	25	25
Cash available for distribution	$45,818	$55,818

Estimated Cash Distributions (1)	$49,252	$49,252

Ratio of Cash Available for Distribution to Estimated Cash Distributions	0.9	1.1

Note (1):  Represents four times the quarterly distributions paid with respect to common units outstanding on November 2, 2011 along with the associated Managing Member distributions.  Amounts do not include any associated withholding taxes payable on any distributions funded from Canadian operations.